Exhibit 99.1

FOR IMMEDIATE RELEASE

Inseego Announces Strategic Growth Investment and Election of Dan Mondor as Chairman

of the Board of Directors

Investment capital to accelerate opportunities in 5G and IoT Cloud,

enhance liquidity and deleverage the balance sheet

SAN DIEGO, CA – August 6, 2018 (BUSINESSWIRE) – Inseego Corp. (Nasdaq: INSG), an industry leader in solutions for intelligent mobile enterprises, announced today that it completed a $19.7 million private placement on August 6, 2018. Investors are an affiliate of Tavistock Group, an international private investment firm, and existing shareholder, North Sound Partners.

Board Chair Transition

Concurrent with this transaction, CEO Dan Mondor has been elected Chairman of the Board of Directors, replacing Phil Falcone who has stepped down. In addition, Jim Avery of Tavistock Group and Brian Miller of North Sound Partners have joined Inseego’s Board of Directors.

“I’m very pleased that Dan has been elected Chairman,” said Phil Falcone. “He has significant experience as a leader in the tech industry and transforming businesses. Under Dan’s leadership, Inseego has made tremendous progress positioning the Company solidly for the sizable opportunities in 5G and IoT Cloud. He has built a strong foundation for profitable growth, and I remain a long-term supporter and investor in the Company.”

“This is an exciting time for Inseego. Tavistock and North Sound are both highly regarded investment firms and this partnership enables us to accelerate our growth strategy, and adds global relationships and financial flexibility,” said Dan Mondor, Chairman and CEO of Inseego. “My thanks to Phil for his leadership during the early stages of Inseego’s turnaround. I welcome Jim and Brian to the Board. Both bring unique financial and technology industry experience and will provide valuable insights as we continue to seize new opportunities.”

New Directors

Jim Avery joined Tavistock Group in 2014 and is currently a Senior Managing Director. Jim brings many years of experience as a senior telecom and technology banker at both Morgan Stanley and boutique firm, GCA Savvian.

“We are pleased to partner with Inseego and help capitalize on the global demand for their cutting-edge solutions and advance the Company’s pace of product innovation,” said Jim Avery.

Brian Miller is Chief Investment Officer of North Sound Partners and General Partner of North Sound Ventures, which invests directly in early stage growth opportunities and helps companies create shareholder value. Prior to founding the North Sound group of companies, Brian spent over 20 years at Elliott Management, a New York-based hedge fund where he was an equity partner, Chief Trading Officer, and served on the management committee.

“Inseego is uniquely positioned for growth in attractive 5G, Cloud Telematics and IoT markets,” said Brian Miller. “As an existing investor, I have always recognized the technological strengths of Inseego. With the new management team led by Dan, I believe Inseego is poised to capture a substantial share of these markets going forward.”

Transaction Summary

Upon the closing of this transaction, the Company issued to the Investors a total of 12,062,000 units, at a purchase price of $1.63 per unit, with each unit consisting of a share of the Company’s common stock and a warrant to purchase an additional .35 of a share of the Company’s common stock at an exercise price of $2.52 per share. The terms of the transaction will be described in the SEC filing to be filed by the Company related to the transaction. The net proceeds from the transaction will be used to accelerate strategic investment, particularly opportunities related to the growing 5G and cloud IoT markets, and to strengthen the Company’s balance sheet.

Inseego will provide additional information during the Inseego Q2 2018 Quarterly Results call, Tuesday, August 7 at 5:00PM ET. For parties in the United States, call toll free 1-844-881-0135 to access the conference call. International parties can access the call at 1-412-317-6727.

About Inseego Corp.

Inseego Corp. (Nasdaq: INSG) enables high performance mobile applications for large enterprise verticals, service providers and small-medium businesses around the globe. Our product portfolio consists of Enterprise SaaS solutions and IoT & Mobile solutions, which together form the backbone of compelling, intelligent, reliable and secure IoT services with deep business intelligence. Inseego powers mission critical applications with a “zero unscheduled downtime” mandate, such as asset tracking, fleet management, industrial IoT, SD WAN failover management and mobile broadband services. Our solutions are powered by our key innovations in purpose built SaaS cloud platforms, IoT and mobile technologies including the newly emerging 5G technology. Inseego is headquartered in San Diego, California with offices worldwide. www.inseego.com

About Tavistock Group

Tavistock Group is an international private investment organization founded by Joe Lewis. With investments in more than 200 companies across 10 countries, Tavistock Group’s investment portfolio includes: life sciences, sports teams and sporting events, manufacturing and distribution, oil, gas and energy, financial services, restaurants, commercial properties, private luxury residential properties, resort properties and master-planned real estate developments. For more information, visit www.tavistock.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, as amended to date, including, without limitation, statements regarding the Company’s anticipated use of the proceeds of its financing, the success of the Company’s planned expansion of product offerings, the Company’s ability to achieve growth in the 5G, Cloud Telematics and IoT markets and other statements that are not purely statements of historical fact. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those reflected in the forward-looking statements contained herein. These factors include risks relating to technological changes, new product introductions, continued acceptance of Inseego’s products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Inseego’s filings with the United States Securities and Exchange Commission (available at www.sec.gov) and other regulatory agencies.

©2018. Inseego Corp. All rights reserved. The Inseego name and logo are trademarks of Inseego Corp. Other Company, product or service names mentioned herein are the trademarks of their respective owners.

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Media contact:

Anette Gaven

Tel: +1 (619) 993-3058

Anette.Gaven@inseego.com

Or

Investor Relations contact:

Joo-Hun Kim

MKR Group

Tel: +1 (212) 868-6760

joohunkim@mkrir.com

http://investor.inseego.com/